FOR IMMEDIATE RELEASE

Shumate Industries Announces Third Quarter 2007 Financial Results

Third Quarter 2007 Consolidated Revenues of approximately $2.8 million, up 29% from the comparable quarter in 2006 and up 35% for the nine month period

CONROE, Texas--(BUSINESS WIRE)—November 19, 2007 - Shumate Industries, Inc. (OTCBB:SHMT - News), a technology-oriented energy field services company, today announced its financial results for the third quarter and year to date ended September 30, 2007.

The Company’s Shumate Machine Works (SMW) division’s progress during the quarter included a new significant customer for liner hanger product manufacturing and increased orders for its power frame machining. The Company continues to see strong demand in the long-tubular products it manufactures from continued strength in commodity prices and international energy-related activity levels. SMW has added 2 new computer numeric-controlled machines and several additional machinists this year with plans for continued expansion in fiscal 2008. SMW currently believes its growth trends will continue next year based on its customer forecasts and its added machinery capacity.

Hemiwedge Valve Corporation (HVC), the Company’s proprietary valve division, also reported significant progress during the quarter with its Hemiwedge® technology.

Regarding the Hemiwedge® Cartridge valves, our surface level product that targets process and flow control applications within the oil & gas, chemical and petrochemical markets, has expanded its product line with additional product sizes and pressure classes. HVC now has more than 20 different sizes/pressure class types within its Cartridge valve product line as compared to half that in the first quarter 2007. This scale up of sizes and product range availability allows the Company to address additional applications and market segments. HVC sees robust sales in fiscal year 2008 from the Hemiwedge® Cartridge valve product line in response to the current industrial valve market strength and high profile application test installs earlier this year generating anticipated future higher sales.

Regarding the Hemiwedge® Sub-Sea High Pressure valve, HVC is currently manufacturing a new additional prototype with a metal-to-metal sealing surface now sought in sub-sea chemical injection well-head applications. This new design should be finished within the next few weeks, with the prototype being delivered to our corporate partner for commercialization. HVC is focused on getting the sub-sea licensing deal for this product line finished before year end or early 2008. While the new metal-to-metal sealing technology requested by the partner took longer than anticipated, the Company is using this enhancement within its Hemiwedge® Cartridge valves addressing new market segments in higher margin severe service market areas.

The Company also noted that the development of its Hemiwedge® down-hole valve used in drilling applications has experienced delays from a few minor design enhancements customary in the prototyping phase and HVC believes the down hole valve should be ready for in-ground testing by its partner within the next 90 days. Assuming no additional optimization of the product, the Company currently believes it will be manufacturing the Hemiwedge® down hole valve by the end of the first quarter 2008.

Shumate Machine Works (SMW)

On a segmental or stand alone reporting basis, SMW revenues increased approximately 15%, to $2.27 million for the third quarter and 12% to $6.05 million for the nine months ended September 30, 2007, over the comparable periods in 2006. SMW recorded gross profits of over $446 thousand, and $1.22 million for the three and nine month periods ending September 30, 2007.

Cost of revenues for SMW increased to approximately $1.82 million, or 80.3% as a percentage of SMW’s sales, and about $4.83 million or 79.8% of SMW’s sales for the three and nine months period ended September 30, 2007. Cost of revenues includes various allocated overhead items such as facility lease, depreciation, utilities, and indirect labor costs as well as direct labor and its related payroll tax and benefits expenses. The increase in cost of revenues as a percentage of net revenues at SMW resulted from an increase in wage rates of its direct labor employees in response to increased wage inflation throughout the machinist and skilled labor market.

On a stand alone basis, SMW EBITDA(1) was approximately $316 thousand and $870 thousand for the three and nine months ended September 30, 2007. SMW anticipates growth in its future margins and EBITDA(1) from additional revenues generated from new customers with higher margin products, the increased capacity of new machinery and higher volumes from demand for long tubular products manufactured by SMW.

Hemiwedge Valve Corporation (HVC)

On a stand alone basis, HVC revenues were approximately $557 thousand and $1.52 million for the three and nine months ended September 30, 2007. These revenues reflect amounts earned for achieving certain milestones under the development agreement with At Balance Americas LLC as well as Hemiwedge® Cartridge Valve sales during the periods.

Cost of revenues for HVC totaled approximately $370 thousand, or 66.4% as a percentage of HVC sales, and $906 thousand, or 59.5% of sales for the three and nine months ended September 30, 2007, respectively. HVC anticipates continued improved margins as growing Hemiwedge® Cartridge valve sales cover more fixed costs and the relative impact to margin from more sales of the larger sizes of valves coming online generating relatively higher margins for sales hereafter.

On a stand alone basis, HVC EBITDA(1) was a loss of approximately $914 thousand and $2.09 million for the three and nine months ended September 30, 2007. The Company currently believes its EBITDA(1) at HVC will improve significantly in fiscal year 2008 as sales of its products, including larger sizes, continue to increase.

Consolidated Reporting Basis

On a consolidated financial basis which includes SMW, HVC and Industries (the parent public company), revenues were approximately $2.83 million up 29%, and $7.58 million up 35% for the three and nine months ended, September 30, 2007, as compared to their prior periods.

Gross profits for the Company were approximately $ 634 thousand and $1.84 million for the three and nine month periods ended September 30, 2007.

Sales, general and administrative expenses were approximately $1.68 million and $4.36 million for the three and nine months ended September 30, 2007.

The general overhead expenses included non-cash charges of approximately $344 thousand and $1.05 million expense for the three and nine months ended September 30, 2007, from stock and option awards associated with FASB 123R. Also, a one-time charge of $334 thousand for the termination of the previously announced Sunbelt acquisition deal, as well as $710 thousand over the nine month period in estimated corporate legal, audit and accounting, and other professional fees including Sarbanes-Oxley 404 consulting costs.

EBITDA(1) was a loss of $779 thousand and $2.04 million for the three and nine months ended September 30, 2007 on a consolidated basis as revenue increases were offset by higher costs at HVC from scale up of operations, sales and marketing and R&D expenses.

The Net Loss was approximately $1.91 million or (.09) cents per diluted share and $4.53 million or (.23) cents per diluted share for the three and nine months ended September 30, 2007, on a consolidated basis, including the non-cash and one time charges listed above.

Matthew Flemming, Shumate's CFO commented, "we anticipate continued improving operating results from higher revenues within the SMW division from additional capacity brought on from new machinery as well as demand for its products manufactured. Additionally, the high-profile test installs and other commercialization launch activities of the Hemiwedge® Cartridge valve during 2007 establishing credibility in applications such as CO2 flooding, Gas transportation and storage service should translate into robust sales later this year and throughout fiscal year 2008 generating significant growth”.

Larry Shumate, the Company's Chairman and CEO stated, "We can see the Hemiwedge® business accelerating. Based on the success of the sales and marketing plan of 2007, and current Hemiwedge Cartridge valve customer indications, the Company anticipates a strong year in fiscal 2008. The market has also expressed great interest in getting the metal-to-metal sealing technology developed for sub-sea high pressure applications for our Hemiwedge® Cartridge valve product line as well.“

See our Quarterly report filed November 19, 2007 on Form 10-QSB for financial statements and management’s discussion and analysis.

Shumate Industries, Inc.
Supplemental Data - Schedule 1
UNAUDITED CALCULATION OF CONSOLIDATED EBITDA

Three months ended
September 30, 2007

Net Loss	(1,913,185)
Plus interest expense	226,808
Plus depreciation and amortization	153,862
EBITDA	(1,532,515)
Additional non-cash charges
FASB 123R stock/stock option expense	419,692
Additional one-time charges
Acquisition termination charges	333,575
Adjusted EBITDA	(779,248)

(1) Note: This press release contains information about the Company's EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation, and amortization. The Company uses EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis; its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and the ability of the Company's assets to generate cash sufficient for the Company to pay potential interest costs. The Company also understands that such data are used by investors to assess the Company's performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company's operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities, or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company's EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization.

About Shumate Industries, Inc.

Shumate Industries, Inc. is a Texas-based energy field services company that incorporates new technologies to bring products to market leveraging its existing infrastructure, expertise and customer channels. The Company operates through two wholly owned subsidiaries, 1.) Shumate Machine Works, a contract machining and manufacturing division, and 2.) Hemiwedge Valve Corporation, a proprietary new valve technology that targets mid-stream process and flow control markets with its Hemiwedge® Cartridge valve product line, sub-sea via a pending licensing deal for Hemiwedge® sub-sea high pressure valve product line, and Hemiwedge® down-hole valves under development for drilling applications. For additional information on the Company and its products please visit www.shumateinc.com

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, customer concentration risk, difficulties in refinancing its debt, difficulties in consolidating the operations of the Company's operating subsidiaries, difficulties in accelerating internal sales growth, volatility of the energy business and its effects on the Company's business, difficulties in new technology acceptance within the energy industry, restrictive covenants in our existing credit facilities, fluctuations in metals prices, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission. All information provided in this release and in the attachments is as of August 14, 2007 and the Company undertakes no duty to update this information.

Contact:
Shumate Industries, Inc., Conroe
Matthew Flemming, 936-539-9533
or
Investor Relations
North Coast Advisors, Inc.:
Craig T. Stewart, 585-218-7371
cstewart@ncainc.com
or
Don Michlin, 936-271-2423
dmichlin@ncainc.com